EXHIBIT 99.1
FOR IMMEDIATE RELEASE
November 13, 2006
For more information contact:
Mike Crabtree — (419) 247-2800
Scott Estes — (419) 247-2800
HEALTH CARE REIT, INC. ANNOUNCES
PROPOSED OFFERING OF $300 MILLION
OF CONVERTIBLE SENIOR NOTES
Toledo, Ohio, November 13, 2006...Health Care REIT, Inc. (NYSE:HCN) today announced that it intends to offer, subject to market and other conditions, $300 million aggregate principal amount of Convertible Senior Notes due 2026. The notes will be convertible, in certain circumstances, into a combination of cash and Health Care REIT common stock. In general, upon conversion, the holder of each note would receive, in respect of the conversion value of such note, cash up to the principal amount of such note and Health Care REIT common stock for the note’s conversion value in excess of such principal amount. Health Care REIT intends to grant the underwriters a 30-day option to purchase up to an additional $45 million of the Convertible Senior Notes to cover over allotments, if any. The notes will be registered under Health Care REIT’s existing shelf registration statement on file with the Securities and Exchange Commission.
Health Care REIT intends to use the net proceeds from the offering to invest in additional health care and senior housing properties. Pending such use, the proceeds will primarily be used to repay borrowings under Health Care REIT’s unsecured line of credit arrangements.
The joint bookrunning managers for the offering are UBS Investment Bank and Deutsche Bank Securities. Banc of America Securities LLC is acting as co-lead manager, and JPMorgan and Wachovia Securities are acting as co-managers for the offering.
A copy of the preliminary prospectus supplement and related prospectus relating to the proposed offering may be obtained by contacting UBS Investment Bank, Prospectus Department, 299 Park Avenue, New York, New York 10171, or Deutsche Bank Securities, 60 Wall Street, 4th Floor, New York, New York 10005.
This press release is not an offer to sell, nor a solicitation of an offer to buy securities, nor shall there be any sale of these securities in any state or jurisdiction in which the offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of such state or jurisdiction.

Health Care REIT, Inc., with headquarters in Toledo, Ohio, is a real estate investment trust that invests in health care and senior housing properties. At September 30, 2006, Health Care REIT had investments in 477 facilities located in 37 states and managed by 58 different operators. The portfolio included 39 independent living/continuing care retirement communities, 204 assisted living facilities, 220 skilled nursing facilities and 14 specialty care facilities. More information is available on the Internet at www.hcreit.com.
This document may contain “forward-looking” statements as defined in the Private Securities Litigation Reform Act of 1995. These forward-looking statements concern and are based upon, among other things, our expectations about the offering of the notes and the use of net proceeds from such offering. When Health Care REIT uses words such as “may,” “will,” “intend,” “should,” “believe,” “expect,” “anticipate,” “project,” “estimate” or similar expressions, it is making forward-looking statements. Forward-looking statements reflect our current plans and expectations and are based on information currently available. They are not guarantees of future performance and involve risks and uncertainties. Completion of the proposed notes offering is subject to various factors, including, but not limited to: the status of the economy and the status of capital markets, including prevailing interest rates. Health Care REIT assumes no obligation to update or revise any forward-looking statements or to update the reasons why actual results could differ from those projected in any forward-looking statements.
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